Exhibit II-3

Amendment Report for Extraordinary Report

pursuant to Article 24-5.5 of

the Financial Instruments and Exchange Act of Japan

February 6, 2014

Hitachi, Ltd.

Tokyo, Japan

1	Reason for Filing

On January 30, 2014, Hitachi, Ltd. (“Hitachi”) decided to implement a share exchange, with Hitachi as the wholly-owning parent company in share exchange and Hitachi Medical Corporation (“Hitachi Medical”) as the wholly-owned subsidiary in share exchange (the “Share Exchange”), and therefore filed an Extraordinary Report (the “Report”) pursuant to Article 24-5, Paragraph 4 of the Financial Instruments and Exchange Act of Japan and Article 19, Paragraph 2, Item 6-2 of the Cabinet Office Ordinance Concerning Disclosure of Corporate Affairs, etc.

Subsequently, Hitachi concluded a share exchange agreement related to the Share Exchange (the “Share Exchange Agreement”) with Hitachi Medical on February 6, 2014. Therefore, Hitachi is filing an Amendment Report for the Extraordinary Report (the “Amendment Report”) pursuant to Article 24-5, Paragraph 5 of the Financial Instruments and Exchange Act of Japan in order to disclose some items which were not determined in the Report.

2	Amended Items

2	Contents of Report

(2)	Purpose of the Share Exchange

(3)	Share Exchange method, details of allotment related to the Share Exchange and other details of Share Exchange agreement

(4)	Basis of calculation for the details of the allotment related to the Share Exchange

3	Amended Parts

The amended parts are underlined.

2	Contents of Report

(Before the Amendment)

(2)	Purpose of the Share Exchange

(omitted)

After making Hitachi Medical a wholly-owned subsidiary, Hitachi plans to operate the business of Hitachi Medical and the healthcare-related businesses of Hitachi’s in-house companies in an integrated manner, while also formulating and implementing optimal business strategies. Although the specific methods are to be considered going forward, in doing so Hitachi will aim to strengthen the business of Hitachi Medical upon giving attention to management that fully utilizes the characteristics of the business of Hitachi Medical and the superior points of its operations and structure. Regarding the management structure of Hitachi Medical after making Hitachi Medical a wholly-owned subsidiary of Hitachi, Hitachi’s policy in principle will be to respect the existing management structure.

(3)	Share Exchange method, details of allotment related to the Share Exchange and other details of Share Exchange agreement

Under the Share Exchange, Hitachi will be the wholly-owning parent company in share exchange and Hitachi Medical the wholly-owned subsidiary in share exchange. The Share Exchange agreement has yet to be concluded, and the details of the Share Exchange have yet to be determined, so Amendment Report of Extraordinary Report will be submitted as when they are finalized.

In addition, both companies plan to implement the Share Exchange without obtaining the approval of a General Meeting of Shareholders, with Hitachi using a simplified share exchange (kani kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act of Japan, and Hitachi Medical using a short-form (ryakushiki kabushiki kokan) procedure pursuant to Article 784, Paragraph 1 of the Companies Act of Japan. The effective date of the Share Exchange is yet to be determined but it is targeted to be set no later than April 2014.

The Share Exchange intends to deliver Hitachi shares as consideration for the Hitachi Medical shares owned by Hitachi Medical’s shareholders other than Hitachi. Even though the share exchange ratio in the Share Exchange will be finally determined upon consultation between Hitachi and Hitachi Medical, the value of shares of Hitachi Medical to be referred to when determining the consideration to be delivered to the shareholders of Hitachi Medical through the Share Exchange (that is, shares of Hitachi; however, if any fraction less than one share of Hitachi is allocated, the amount of money equivalent to the fraction will be delivered pursuant to the procedures provided in Article 234 of the Companies Act of Japan and other relevant laws and ordinances) will be the same price as the purchase price for the Hitachi Medical shares in the Tender Offer (¥1,800 per share).

(4)	Basis of calculation for the details of the allotment related to the Share Exchange

The details of the allotment related to the Share Exchange have yet to be determined, and will be submitted in Amendment Report of Extraordinary Report when they are finalized.

The Share Exchange intends to deliver Hitachi shares as consideration for the Hitachi Medical shares owned by Hitachi Medical’s shareholders other than Hitachi. Even though the share exchange ratio in the Share Exchange will be finally determined upon consultation between Hitachi and Hitachi Medical, the value of shares of Hitachi Medical to be referred to when determining the consideration to be delivered to the shareholders of Hitachi Medical through the Share Exchange (that is, shares of Hitachi; however, if any fraction less than one share of Hitachi is allocated, the amount of money equivalent to the fraction will be delivered pursuant to the procedures provided in Article 234 of the Companies Act of Japan and other relevant laws and ordinances) will be the same price as the purchase price for the Hitachi Medical shares in the Tender Offer (¥1,800 per share).

(After the Amendment)

(2)	Purpose of the Share Exchange

(omitted)

After making Hitachi Medical a wholly-owned subsidiary, Hitachi plans to operate the business of Hitachi Medical and the healthcare-related businesses of Hitachi’s in-house companies in an integrated manner, while also formulating and implementing optimal business strategies. Although the specific methods are to be considered going forward, in doing so Hitachi will aim to strengthen the business of Hitachi Medical upon giving attention to management that fully utilizes the characteristics of the business of Hitachi Medical and the superior points of its operations and structure. Hitachi has decided that it will newly establish a Healthcare Group and Healthcare Company by reorganizing and integrating the healthcare business structure of Hitachi Group as of April 1, 2014.

Hitachi Medical has decided to change its Representative Executive Officer and President and CEO as of April 1, 2014, and Hitachi’s policy in principle will be to respect the existing management structure regarding the management structure of Hitachi Medical after making Hitachi Medical a wholly-owned subsidiary of the Hitachi.

(3)	Share Exchange method, details of allotment related to the Share Exchange and other details of Share Exchange agreement

1)	Share exchange method

Based on the Share Exchange Agreement concluded on February 6, 2014, with an effective date of March 1, 2014, Hitachi will deliver to shareholders of Hitachi Medical (exclusive of Hitachi) as of the time (the “Record Time”) immediately before Hitachi acquires all of the issued shares of Hitachi Medical (exclusive of Hitachi Medical shares owned by Hitachi) through the Share Exchange, the number of Hitachi shares calculated by multiplying the total number of Hitachi Medical shares owned by the relevant shareholders by 2.187, in exchange for Hitachi Medical shares owned by the shareholders. Hitachi will use its treasury shares (including shares it will acquire in the future) for all of the Hitachi shares to be delivered in the Share Exchange. This will make Hitachi Medical a wholly owned subsidiary of Hitachi.

In addition, both companies plan to implement the Share Exchange without obtaining approval of a General Meeting of Shareholders, with Hitachi using a simplified share exchange (kani kabushiki kokan) procedure pursuant to Article 796, Paragraph 3 of the Companies Act of Japan, and Hitachi Medical using a short-form (ryakushiki kabushiki kokan) procedure pursuant to Article 784, Paragraph 1 of the Companies Act of Japan.

2)	Details of allotment related to the Share Exchange

2.187 shares of Hitachi will be allotted and delivered for each share of Hitachi Medical. However, no allotment of shares will be made under the Share Exchange for Hitachi Medical shares owned by Hitachi (36,941,083 shares as of the date of this filing). The total number of shares to be delivered under the Share Exchange will be 4,758,566 shares of common stock and Hitachi will use its treasury shares (including shares it will acquire in the future) for all of the Hitachi shares to be delivered in the Share Exchange.

Hitachi Medical will, at the meeting of its board of directors to be held no later than the day immediately preceding the effective date of the Share Exchange, resolve to cancel at the Record Time all of its treasury shares by the Record Time (including treasury shares acquired as a result of a demand to purchase shares by any dissenting shareholders in accordance with Article 785 Paragraph 1 of the Companies Act of Japan exercised with respect to the Share Exchange). The number of shares of common stock above (4,758,566 shares) assumes that such cancellation will be made. In addition, the number of common stock above (4,758,566 shares) might be changed in the future including due to the acquisition of treasury shares of Hitachi Medical.

3)	Other details of the Share Exchange agreement

Details of the Share Exchange agreement concluded between Hitachi and Hitachi Medical on February 6, 2014, are as follows.

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is made and entered into between Hitachi, Ltd. (“Hitachi”) and Hitachi Medical Corporation. (“Hitachi Medical”) as follows.

Article 1 (Share Exchange)

Hitachi Medical shall conduct the share exchange with Hitachi as the wholly owning parent company of Hitachi Medical and Hitachi Medical as the wholly owned subsidiary of Hitachi (the “Share Exchange”) and Hitachi shall acquire all of the issued shares of Hitachi Medical (exclusive of the shares of Hitachi Medical held by Hitachi) through the Share Exchange in accordance with the provisions of this Agreement.

Article 2 (Corporate Names and Addresses of Wholly Owning Parent Company in Share Exchange and Wholly Owned Subsidiary in Share Exchange)

The corporate names and addresses of Hitachi and Hitachi Medical shall be as follows.

(1) Hitachi (wholly owning parent company in share exchange)

Corporate name:     Hitachi, Ltd.

Address:                   6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2) Hitachi Medical (wholly owned subsidiary in share exchange)

Corporate name:     Hitachi Medical Corporation.

Address:                   4-14-1 Soto-Kanda, Chiyoda-ku, Tokyo

Article 3 (Shares Delivered upon Share Exchange and Allocation thereof)

1.	The total number of shares of common stock of Hitachi to be delivered by Hitachi to each shareholder of Hitachi Medical (other than Hitachi) upon the Share Exchange in exchange for the common stock of Hitachi Medical held by the relevant shareholder shall be calculated as follows.

The number is calculated by multiplying X by 2.187; where X is the total number of shares of common stock issued by Hitachi Medical immediately prior to the time at which Hitachi acquires all of the issued shares of Hitachi Medical (exclusive of the shares of Hitachi Medical held by Hitachi) under the Share Exchange (the “Record Time”).

2.	Hitachi shall allocate the shares of common stock of Hitachi to each shareholder of Hitachi Medical as of the Record Time (other than Hitachi) upon the Share Exchange at the following ratio.

2.187 shares of common stock of Hitachi shall be allocated to each shareholder of Hitachi Medical (other than Hitachi) per share of common stock of Hitachi Medical held by the relevant shareholder.

3.	If there is any fraction of less than one (1) share when calculating the number of shares of common stock of Hitachi that should be allocated and delivered to each shareholder of Hitachi Medical in accordance with the preceding Paragraph, Hitachi shall handle such fractions in accordance with the provisions of Article 234 of the Companies Act.

Article 4 (Matters Concerning Amounts of Capital and Reserve of Wholly Owning Parent Company in Share Exchange)

The amounts of capital and reserve of Hitachi that increase as a result of the Share Exchange shall be as follows.

(1) Amount of paid-in capital                      0 yen

(2) Amount of capital reserve                     Amount Hitachi will separately determine pursuant to Article 39 of the Company Accounting Regulations

(3) Amount of earned surplus reserve         0 yen

Article 5 (Effective Date)

The Share Exchange shall be effective on March 1, 2014 (the “Effective Date”); provided, however, that the Effective Date may be changed upon consultation of and agreement between Hitachi and Hitachi Medical if it is deemed necessary in order to proceed with the Share Exchange or for other reasons.

Article 6 (General Meeting of Shareholders Approving Share Exchange Agreement)

1.	Hitachi shall, in accordance with the provisions of the main clause of Article 796, Paragraph 3 of the Companies Act, conduct the Share Exchange without obtaining approval for this Agreement by resolution at a General Meeting of Shareholders set forth in Article 795, Paragraph 1 of the Companies Act; provided, however, that if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act, Hitachi shall convene an Extraordinary General Meeting of Shareholders by the date immediately prior to the Effective Date and seek approval for this Agreement and resolution on matters required for the Share Exchange.

2.	Hitachi Medical shall, in accordance with the provisions of Article 784, Paragraph 1 of the Companies Act, conduct the Share Exchange without obtaining approval of a General Meeting of Shareholders set forth in Article 783, Paragraph 1 of the Companies Act for this Agreement.

Article 7 (Management of Company Property)

1.	Hitachi and Hitachi Medical shall perform their respective duties and manage and operate the relevant company property with the duty of care of a good administrator during the period after the execution of this Agreement until the Effective Date and if either party intends to conduct any act that materially affects its property, rights or obligations, the party shall conduct such act upon prior consultation of and agreement between Hitachi and Hitachi Medical.

2.	Notwithstanding the preceding Paragraph, Hitachi Medical shall cancel its treasury shares by the Record Time (including treasury shares acquired as a result of a demand to purchase shares by any dissenting shareholders exercised with respect to the Share Exchange) in accordance with the laws and regulations.

Article 8 (Change in Share Exchange Conditions and Suspension of Share Exchange)

If, during the period after the execution of this Agreement until the Effective Date, any material change occurs to the status of property or management of Hitachi or Hitachi Medical due to force majeure or for other reasons, any event that materially interferes with the conduct of the Share Exchange occurs or is found, or there are other significant difficulties in accomplishing the purpose of this Agreement, Hitachi and Hitachi Medical may change the terms or conditions of this Agreement or suspend the Share Exchange.

Article 9 (Effect of this Agreement)

If (i) approval for this Agreement and resolution on matters required by the Share Exchange cannot be obtained at the Extraordinary General Meeting of Shareholders of Hitachi set forth in the provisions of Article 6, Paragraph 1 (this shall apply only if it becomes necessary to obtain approval for the Share Exchange at the General Meeting of Shareholders of Hitachi in accordance with the provisions of Article 796, Paragraph 4 of the Companies Act of Japan), (ii) the Share Exchange can be cancelled in accordance with the provisions of Article 8 or (iii) approval from the relevant government agency set forth in laws or regulations which is required for the Share Exchange cannot be obtained by the date immediately prior to the Effective Date, this Agreement shall cease to be effective.

Article 10 (Consultation)

In addition to those matters provided for in this Agreement, any matters that are not provided for in this Agreement and others which may be required for the Share Exchange shall be determined upon separate consultation between Hitachi and Hitachi Medical in accordance with the purport of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and sealed in duplicate, and each party shall retain one copy.

February 6, 2014

Hitachi:                                              6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Hitachi, Ltd.

Hiroaki Nakanishi, President

Hitachi Medical:                                4-14-1 Soto-Kanda, Chiyoda-ku, Tokyo

Hitachi Medical Corporation.

Masahiro Kitano, President and CEO

(4)	Basis for Calculation of the Allotment related to the Share Exchange

1)    Basis and Reason for Calculation of the Allotment

On the occasion of a proposal from Hitachi around early October 2013, Hitachi appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as a financial advisor and as a third party valuation institution independent from Hitachi and Hitachi Medical, and Mori Hamada & Matsumoto as a legal advisor, and Hitachi Medical appointed Daiwa Securities, Co., Ltd. (“Daiwa Securities”) as a financial advisor and as a third party valuation institution independent from Hitachi and Hitachi Medical, and Nakamura, Tsunoda & Matsumoto as a legal advisor, and Hitachi and Hitachi Medical have over multiple occasions discussed and considered various measures aimed at further increasing the corporate value of both companies.

As a result, Hitachi reached the conclusion that by making Hitachi Medical a wholly-owned subsidiary of Hitachi, Hitachi Medical would be able to build a more stable capital relationship with Hitachi and conduct business management in an integrated manner with the healthcare-related businesses of Hitachi’s in-house companies, and that it would improve the corporate value of Hitachi Medical and that of the Hitachi Group. Accordingly, Hitachi decided to conduct a tender offer for all of the issued shares of Hitachi Medical (exclusive of Hitachi Medical shares directly owned by Hitachi and treasury shares owned by Hitachi Medical) from November 14 to December 19, 2013, to make Hitachi Medical a wholly-owned subsidiary.

In addition, if, as of the record date after the account settlement of the Tender Offer (Hitachi Medical set December 31, 2013 as the record date), it is confirmed that the ownership ratio of U.S. shareholders (see Note below) does not exceed 10%, Hitachi intended to make Hitachi Medical its wholly-owned subsidiary via the Share Exchange. In that case, the value of shares of Hitachi Medical to be referred to when determining the consideration to be delivered to the shareholders of Hitachi Medical through the Share Exchange (that is, shares of Hitachi; however, if any fraction less than one share of Hitachi is allocated, an amount of money in proportion to the fraction will be delivered pursuant to the procedures provided in Article 234 of the Companies Act of Japan and other applicable laws and regulations) will be the same price as the purchase price for the Hitachi Medical shares in the Tender Offer (¥1,800 per share).

(Note:	The ownership ratio of U.S. shareholders is calculated in accordance with the U.S. Securities Act, which in summary means the ratio will be obtained by dividing the number of shares of Hitachi Medical owned by U.S. shareholders by the total number of issued shares of Hitachi Medical less the number of shares of Hitachi Medical owned by Hitachi and the Hitachi group and the treasury shares owned by Hitachi Medical.)

As of the record date, it was confirmed that the ownership ratio of U.S. shareholders did not exceed 10%, Hitachi and Hitachi Medical have determined that Hitachi Medical will be made a wholly-owned subsidiary of Hitachi via the Share Exchange.

The value of shares of Hitachi Medical will be the same price as the purchase price for the Hitachi Medical shares in the Tender Offer. Regarding the share exchange ratio in the Share Exchange and other matters, Hitachi and Hitachi Medical have given careful consideration by reference to the valuation results of the share exchange ratio in the Share Exchange provided by their respective third party valuation institutions, and Hitachi and Hitachi Medical also have conducted negotiations and discussions taking into consideration the various conditions and results of the Tender Offer, the market price of Hitachi shares, and various other factors.

Consequently, Hitachi carefully considered the share exchange ratio taking into account the share exchange ratio valuation report received on February 6, 2014 from Nomura Securities as a third party valuation institution and advice from Mori Hamada & Matsumoto as a legal advisor that does not have any interest in either Hitachi or Hitachi Medical, and as a result determined that the share exchange ratio set out in “(3).2) Details of allotment related to the Share Exchange” above is appropriate and is not prejudicial to the shareholders of Hitachi and Hitachi Medical. Therefore, Hitachi has determined to implement the Share Exchange at the share exchange ratio set out in “(3).2) Details of allotment related to the Share Exchange” above. In calculating the share exchange ratio, Hitachi has determined it is appropriate to appraise (a) common shares of Hitachi by referring to the closing price of Hitachi shares on the record date which was set as February 5, 2014 on the same date as the preceding business day of the contract date of the Share Exchange Agreement and the simple average closing prices over the one-week, one-month, three-month, and six-month periods prior to the record date and (b) the common shares of Hitachi Medical on the basis that the value per share of common shares of Hitachi Medical is the same price as the purchase price for the Hitachi Medical shares in the Tender Offer (¥1,800 per share) in order to ensure fairness between the shareholders of Hitachi Medical who tendered their shares in the Tender Offer and those who did not.

On the other hand, Hitachi Medical carefully discussed and considered the various conditions of the Share Exchange for the purpose of Hitachi making Hitachi Medical its wholly-owned subsidiary, taking into account the share exchange ratio valuation report received on February 5, 2014 from Daiwa Securities as a third party valuation institution, advice from Nakamura, Tsunoda & Matsumoto as a legal advisor that does not have any interest in either Hitachi or Hitachi Medical, the written opinion received on February 5, 2014 from Nakamura, Tsunoda & Matsumoto to the effect that the Share Exchange is not deemed to be disadvantageous for the minority shareholders of Hitachi Medical and other related materials, and desirability to ensure fairness between the shareholders of Hitachi Medical who tendered their shares in the Tender Offer and those who did not. As a result, Hitachi Medical determined that the share exchange ratio set out in “(3).2) Details of allotment related to the Share Exchange” above is not disadvantageous for the minority shareholders of Hitachi Medical, because the share exchange ratio is reasonable in light of the share exchange ratio valuation report provided by Daiwa Securities on February 5, 2014. Therefore, Hitachi Medical decided to implement the Share Exchange at the share exchange ratio set out in “(3).2) Details of allotment related to the Share Exchange” above.

Note that the calculation results of the share exchange ratio above provided by third party valuation institutions do not constitute an opinion on the fairness of the share exchange ratios in the Share Exchange.

Hitachi and Hitachi Medical might change the share exchange ratio upon mutual consultation and agreement if there is a material change in any of the conditions that form the basis of valuation.

2)    Matters Relating to Valuation

(i) Names of Valuation Institution and Relationship with Listed Companies

Both Nomura Securities and Daiwa Securities are independent from Hitachi and Hitachi Medical, are not a related party thereof, and do not have any material interest therewith.

(ii) Outline of Valuation

In order to ensure fairness and appropriateness of the share exchange ratio in the Share Exchange, Hitachi and Hitachi Medical decided to separately request their respective independent third party valuation institutions to calculate the share exchange ratio, and Hitachi appointed Nomura Securities and Hitachi Medical appointed Daiwa Securities as their respective third party valuation institutions.

Nomura Securities analyzed the facts, conditions, result, and other factors of the Tender Offer implemented prior to the Share Exchange, and conducted the valuation of the shares of Hitachi by employing the average market price method (the record date was set as February 5, 2014, and based on the closing price of Hitachi shares quoted on the First Section of the Tokyo Stock Exchange on the record date and the simple average closing prices over the one-week, one-month, three-month, and six-month periods prior to the record date), because Hitachi is a company listed on a financial instrument exchange market and the market price of Hitachi shares is available.

Nomura Securities conducted the valuation of the shares of Hitachi Medical by employing (i) the average market price method (the record date was set as February 5, 2014, and based on the closing price of Hitachi Medical shares quoted on the First Section of the Tokyo Stock Exchange on the record date and the simple average closing prices over the one-week, one-month, three-month, and six-month periods prior to the record date), because Hitachi Medical is a company listed on a financial instrument exchange market and the market price of Hitachi Medical shares is available, (ii) the comparable companies method, because there are multiple listed companies that are similar to and comparable with Hitachi Medical and it is therefore possible to infer the share value of Hitachi Medical, and (iii) the discounted cash flow, or DCF, method in order to reflect the state of future business activities in the valuation.

The appraisal ranges when the valuation of the per share of Hitachi is set at 1 are as follows:

Method adopted	Calculation results of share exchange ratio
Average market price method	2.145 — 2.323
Comparable companies method	1.583 — 3.221
DCF method	1.788 — 3.126

In calculating the share exchange ratio, Nomura Securities used the information provided by Hitachi and Hitachi Medical, publicly available information, and the like, and assumed that such materials, information, or the like are entirely accurate and complete. Nomura Securities has not independently verified the accuracy or completeness thereof. In addition, Nomura Securities has not independently evaluated, appraised, or assessed the relevant assets or liabilities (including contingent liabilities) of Hitachi, Hitachi Medical, or any of their affiliates (including analysis or evaluation of individual assets or liabilities), nor has it requested such appraisal or assessment from a third party institution. The share exchange ratio calculated by Nomura Securities reflects the information and economic conditions as of February 5, 2014, and Nomura Securities assumes that the financial forecasts of Hitachi and Hitachi Medical were reasonably considered or prepared based on their best estimates and judgments available at this time.

Please note that Hitachi Medical’s business plan on which the DCF method was based contains fiscal years showing significant increases in profit compared with their respective previous fiscal years. This is mainly because Hitachi Medical expects increases in earnings and profit as a result of sales expansion in foreign markets such as those in China and the United States.

On the other hand, Daiwa Securities analyzed the facts, conditions, result, and other factors of the Tender Offer implemented prior to the Share Exchange, and conducted the valuation of the shares of Hitachi by employing the average market price method (the record date was set as February 5, 2014, and based on the closing price of Hitachi shares quoted on the First Section of the Tokyo Stock Exchange on the record date, the simple average closing price for the last one-month period from January 6, 2014 to the record date, the simple average closing price for the last three-month period from November 6, 2013 to the record date, and the simple average closing price for the last six-month period from August 6, 2013 to the record date), because Hitachi is a company listed on a financial instrument exchange market and the market price of Hitachi shares is available.

Daiwa Securities conducted the valuation of the shares of Hitachi Medical by employing the purchase price in the Tender Offer (¥1,800 per share) as the share value of Hitachi Medical, because no event that could materially affect the share value of Hitachi Medical has occurred since the purchase price in the Tender Offer was calculated.

The valuation result (calculation result of the share exchange ratio) based on the aforementioned calculation, assuming that the value of one share of Hitachi is 1, is a range of 2.187 to 2.576.

In calculating the share exchange ratio, Daiwa Securities used the information provided by Hitachi and Hitachi Medical, publicly available information, and the like, and assumed that such materials, information, or the like are entirely accurate and complete. Daiwa Securities has not independently verified the accuracy or completeness thereof. In addition, Daiwa Securities has not independently evaluated, appraised, or assessed the relevant assets or liabilities (including contingent liabilities) of Hitachi, Hitachi Medical, or any of their affiliates (including analysis or evaluation of individual assets or liabilities), nor has it requested such appraisal or assessment from a third party institution. The share exchange ratio calculated by Daiwa Securities reflects the information and economic conditions as of February 5, 2014, and Daiwa Securities assumes that the financial forecasts of Hitachi and Hitachi Medical were reasonably considered or prepared based on their best estimates and judgments available at this time.